August 22, 2019

Matias I. Gaivironsky
Chief Financial Officer
IRSA PROPIEDADES COMERCIALES S.A.
Moreno 877 24th Floor
Buenos Aires, Argentina

       Re: IRSA PROPIEDADES COMERCIALES S.A.
           Form 20-F for the fiscal year ended June 30, 2018
           Filed October 23, 2018
           Form 20-F for the fiscal year ended June 30, 2017
           Filed October 10, 2017
           File No. 000-30982

Dear Mr. Gaivironsky:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Real Estate
and
                                                          Commodities